Exhibit j(1)

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference into the Prospectus and Statement of Additional Information constituting part of Post-Effective Amendment No. 81 to the Registration Statement on Form N-1A of Fidelity Capital Trust: Fidelity Disciplined Equity Fund and Fidelity TechnoQuant Growth Fund of our reports dated December 8, 2000 on the financial statements and financial highlights included in the October 31, 2000 Annual Reports to Shareholders of Fidelity Disciplined Equity Fund and Fidelity TechnoQuant Growth Fund.

We further consent to the references to our Firm under the headings "Financial Highlights" in the Prospectus and "Auditor" in the Statement of Additional Information.

____________________________	/s/PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
October 9, 2001